Exhibit 99.1

SOURCE: Optical Communication Products, Inc.

Optical Communication Products, Inc. Announces Financial Results for Quarter ended March 31, 2006; Announces Expansion of Senior Management Team; and Provides Guidance for the Third Quarter

Woodland Hills, Calif. – (Business Wire) – April 27, 2006 – Optical Communication Products, Inc. (Nasdaq: OCPI), a manufacturer of fiber optic subsystems and modules for metropolitan area, local area and storage area networks, today reported financial results for the quarter ended March 31, 2006, which is the second quarter of OCP’s fiscal year ending September 30, 2006.

Revenue for the second quarter of fiscal 2006 increased 35.6% to $18.3 million from $13.5 million for the same period in fiscal 2005, and increased 3.3% compared with $17.7 million for the first quarter of fiscal 2006. Net income for the second quarter of 2006 was $2.1 million compared to a net loss of $1.1 million for the same period in fiscal 2005, and net income $1.1 million for the first quarter of fiscal 2006. The earnings per diluted share for the second quarter of fiscal 2006 was $0.02 per share compared with a loss per diluted share of $0.01 for the same period in fiscal 2005, and earnings per diluted share of $0.01 for the first quarter of fiscal 2006. In addition, during the second quarter of fiscal 2006, the Company utilized approximately $582,000 of inventory in production that had previously been written down to zero.

“Our second quarter performance was in line with our expectations and we are pleased with the overall results,” said Dr. Muoi Van Tran, OCP’s Chairman and CEO. “We also continue to enjoy a strong cash position, with approximately $148.3 million in cash, cash equivalents and marketable securities as of March 31, 2006.”

The current economic environment continues to limit the company’s visibility with respect to its long-term revenue forecasts. In the short-term, revenue in the third quarter ending June 30, 2006 is expected to be within the range of $14 million to $16 million.

“Our forecasted reduction in revenue for the third quarter as compared to the second quarter arises from a combination of factors, including a shift in the mix of products sold, as well as a reduction in the number of orders from some of our customers for reasons that appear to be specific to their business,” Dr. Tran added. “Despite the lower revenue projections for the current quarter, we believe we are maintaining our market share as orders from our two largest customers remain consistent with our last quarter. Additionally, we are taking the necessary and appropriate steps to position OCP for continued growth in the future.”

Expanding OCP’s Senior Management Team

OCP announced that its Board of Directors is expanding the company’s senior management team from three to five persons by adding a new Chief Financial Officer and Vice President of Manufacturing, and by promoting Susie L. Nemeti to the newly created position of Senior Vice President of Corporate Affairs and Administration and Chief Corporate Development Officer.

Philip F. Otto, who is currently serving as an advisor to OCP’s finance department will become the company’s interim CFO. The Company is presently conducting a search for a permanent CFO, assisted by an executive search firm.

“The increasingly demanding environment in which public companies are operating today, coupled with growth opportunities being pursued by OCP, make it wise and timely for us to augment our management team with another senior executive,” said Dr. Tran. “I am pleased Phil Otto has agreed to serve on an interim basis while we conduct a nationwide search for a Chief Financial Officer.”

Mr. Otto brings to OCP extensive financial management experience in technology companies. Most recently, he was Chairman and CEO of MedioStream, Inc., a California software company. He is the former Chairman, Chief Executive Officer and Chief Financial Officer of California Microwave, Inc., a NASDAQ-traded communications equipment firm. Earlier in his career, Mr. Otto was Chairman and CEO of Telco Systems, Inc., a publicly-traded fiber optics equipment company. Mr. Otto holds a Bachelor of Science degree from the Yale School of Engineering and an MBA from Harvard Business School.

Susie L. Nemeti, a co-founder of the company who has been serving as Vice President of Finance and Administration, Chief Accounting Officer, and Corporate Secretary, as well as Chief Financial Officer since 1991, has been elevated to Senior Vice President of Corporate Affairs and Administration and Chief Corporate Development Officer. She will retain her position of Corporate Secretary.

Prior to joining OCP, Ms. Nemeti was Manager of Accounting at PCO, Inc., a fiber optic products manufacturer, and held positions as a Financial Analyst and Controller for five years in real estate acquisitions and property management. Ms. Nemeti has over 18 years of experience in the fiber optics industry and earned her Bachelor of Science degree in business administration and accounting from the University of Southern California.

Dr. Tran said, “Susie Nemeti, whose responsibilities have included those of CFO, is a key member of our senior management team. Her broad range of responsibilities has continued to expand as OCP has grown. Adding a second financial executive with public company experience will enable Susie to fully focus her talents on the core areas of strategic and tactical business development, legal affairs, and other critical activities. Her guidance will continue to be instrumental to our growth and success.”

OCP also announced today that Dr. Liew-Chuang Chiu, OCP’s Director of Manufacturing who joined the company in 2005, has been promoted to Vice President of Manufacturing. From 2004 to 2005, Dr. Chiu was a Director of Operations of JDS Uniphase Corporation. From 1998 to 2004, Dr. Chiu served as Vice President of Operations of E2O, a fiber optics sub-systems company acquired by JDS in 2004. Previously, Dr. Chiu was Manager of Research and Development with Hewlett Packard’s components operation in Singapore. He holds B.S., M.S. and Ph.D degrees in Applied Physics from the California Institute of Technology.

Additionally, OCP has promoted Mohammed Ghorbanali to the position of Senior Vice President of Technical Operations and Chief Operating Officer. He is a co-founder of OCP and has been Vice President of Technical Operations and COO since March 1999. From November 1991 to March 1999, Mr. Ghorbanali was OCP’s Vice President of Manufacturing, Research and Development. Mr. Ghorbanali has more than 20 years experience in the fiber optics field, and earned his Bachelor of Science degree in electrical engineering as well as his Master’s degree from San Jose State University.

The appointments of Mr. Otto, Ms. Nemeti, and Mr. Ghorbanali become effective on May 15, 2006. Dr. Chiu’s appointment is effective immediately.

About Optical Communication Products

OCP designs, manufactures and sells a comprehensive line of high performance, highly reliable fiber optic subsystems and modules for metropolitan area, local area and storage area networks. OCP’s subsystems and modules include optical transmitters, receivers, transceivers and transponders that convert electronic signals into optical signals and back to electronic signals, enabling high-speed communication of voice and data traffic over public and private fiber optic networks. For more information visit OCP’s web site at www.ocp-inc.com.

OCP was founded in 1991 and has its headquarters in Woodland Hills, California. Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 58.25% of OCP’s outstanding capital stock as of March 31, 2006.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that the market downturn in the fiber optic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, and we are unable to diversify and increase our customer base. On September 29, 2003, OCP announced that a special committee of its board of directors is evaluating strategic alternatives to enhance shareholder value and liquidity and that the special committee had retained Bear, Stearns & Co. Inc., which is advising the committee in evaluating strategic alternatives, including a special dividend, share repurchases, strategic merger or sale of the Company. Other factors that could cause OCP’s actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that none of the strategic alternatives being evaluated will be implemented by OCP. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Susie Nemeti, CFO

(818) 251-7100

Optical Communication Products, Inc.

Optical Communication Products, Inc.
Statements Of Operations
(In thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue	$ 18,342	$ 13,527	$ 36,090	$ 27,551

Cost of Revenue	11,969	8,991	23,408	17,550

Gross Profit	6,373	4,536	12,682	10,001

Operating expenses:

Research and development	2,497	3,918	5,759	7,645
Sales and marketing	1,313	1,252	2,502	2,454
General and administrative	1,826	1,248	3,939	2,441

Total expenses	5,636	6,418	12,200	12,540

Income (loss) from operations	737	(1,882)	482	(2,539)

Other income, net	1,504	811	2,887	1,437

Income (loss) before income taxes	2,241	(1,071)	3,369	(1,102)

Income tax provision	105	-	140	-

Net income (loss)	$ 2,136	$ (1,071)	$ 3,229	$ (1,102)

Basic earnings (loss) per share	$ 0.02	$ (0.01)	$ 0.03	$ (0.01)
Diluted earnings (loss) per share	$ 0.02	$ (0.01)	$ 0.03	$ (0.01)

Basic Shares Outstanding	113,193	112,861	113,107	112,838
Diluted Shares Outstanding	114,144	112,861	113,995	112,838

Optical Communication Products, Inc.
Balance Sheets
(In thousands, except share and per share data)

	March 31,	September 30,
ASSETS	2006	2005
	(Unaudited)
Current Assets:
Cash and cash equivalents	$ 83,713	$ 83,975
Marketable securities	64,615	64,645
Accounts receivable less allowance for doubtful accounts: $418 at March 31, 2006 and $426 at September 30, 2005	11,468	9,481
Inventories	19,951	15,318
Deferred income taxes	735
Prepaid expenses and other current assets	574	1,017
Total current assets	181,056	174,436

Property, plant and equipment, net	23,440	24,914
Intangible assets, net	686	902

Total	$ 205,182	$ 200,252

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$ 3,038	$ 3,169
Accounts payable to related parties	5,027	4,095
Accrued bonus	1,319	1,916
Other accrued expenses	2,158	2,434
Income taxes payable	152	130
Total current liabilities	11,694	11,744

Other long-term liabilities	200	200

Stockholders' equity:
Class A - common stock, $.001 par value; 200,000,000 shares
authorized, 47,307,531 shares and 46,903,871 shares issued
and outstanding at March 31, 2006 and September 30, 2005,	47	47
respectively.
Class B - common stock $.001 par value; 66,000,000 shares authorized,
66,000,000 shares issued and outstanding at March 31, 2006
and September 30, 2005	66	66
Additional paid-in capital	134,775	133,024
Retained earnings	58,400	55,171
Total stockholders’ equity	193,288	188,308

Total	$ 205,182	$ 200,252